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                                                                     Exhibit 10B



                              Employment Agreement

                                     between

                               Christopher Kuebler

                                        &

                                  Covance Inc.

         This EMPLOYMENT AGREEMENT (the "Agreement") is entered into between COVANCE INC. (the "Company"), a Delaware corporation having its principal place of business at 210 Carnegie Center, Princeton, NJ 08540-6233, and CHRISTOPHER KUEBLER (the "Executive"), with a residence at [address], effective as of May 13, 1999 (the "Effective Date").

         WHEREAS, Executive has been employed by the Company as President and Chief Executive Officer pursuant to an Employment Agreement (the "Old Agreement") dated as of November 1, 1996, as amended by Amendment No. 1 thereto dated November 10, 1998; and

         WHEREAS, the term of the Executive's employment under the Old Agreement is scheduled to expire on November 1, 1999, unless such agreement is renewed between six and three months before such expiration date; and

         WHEREAS, the Company and the Executive now wish to enter into an agreement of employment to replace the imminently expiring Old Agreement that will constitute the sole and exclusive agreement relating to the employment of the Executive by the Company and its subsidiaries following the Effective Date on the terms and conditions set forth herein.

         NOW, THEREFORE, in consideration of the foregoing premises, the mutual covenants, terms and conditions set forth herein, and other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, it is hereby agreed between the Company and the Executive as follows:

         I. EMPLOYMENT: The Company shall continue to employ the Executive following the Effective Date in a full-time capacity in the positions set forth in this paragraph, and the Executive shall continue to accept such employment upon the terms and conditions set forth herein. Such employment shall be in the capacity of President and Chief Executive Officer of the Company, and Chairman of the Board of Directors of the Company. Notwithstanding the foregoing, the Executive shall relinquish the office of President, shall continue as Chief Executive Officer, and shall become Co-Chairman of the Board of Directors of the Company, if


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and only if the merger (the "Merger") contemplated in the Agreement and Plan of
Merger, dated as of April 28, 1999, among Parexel International Corporation ("Parexel"), the Company and CCJ Holding Corp., a wholly owned subsidiary of the Company ("Merger Sub") is consummated. The duties, responsibilities and capacities of the Co-Chairman shall be as set forth in the Company's Amended and Restated By-Laws as in effect immediately following the Effective Date, as hereinafter defined (the "Restated By-Laws"). The Company will form an office of the Chairman which the two Co-Chairmen will occupy. Subject to the authority of the Board of Directors, the office of the Chairman will have responsibility for the overall strategic direction of the Company. In addition, all corporate staff functions and the managers of the strategic business units ("Reporting Areas") will report into the office of the Chairman. The Co-Chairmen will decide which of them shall have management responsibility for each Reporting Area. In the case of disagreement concerning who will have management responsibility for any particular Reporting Area, the Chief Executive Officer of the Company shall make the final decision. Such changes shall be effective as of the closing date (the "Closing Date") of the Merger without any further act or action by either the Executive or the Company except as may be required by the Delaware General Corporation Law.

         II. TERM; EFFECT ON THE OLD AGREEMENT: Unless earlier terminated pursuant to Section IX hereof, the term of employment under the Agreement shall commence on the Effective Date and shall continue through the third anniversary of the Effective Date (such initial term, as it may be extended from time to time in accordance with Section XVI or shortened pursuant to Section IX hereof, being the "Employment Term"). Upon the Effective Date, the Old Agreement shall be of no further force or effect and shall be rescinded without any further act or action by Executive or the Company.

         III. DUTIES: During the Employment Term, the Executive shall accept and diligently perform to the reasonable satisfaction of the Company, those executive services for the Company commensurate with his position and title as may be designated from time to time by the Company's Board of Directors in connection with any aspect of the Company's business. In his capacity as Chief Executive Officer of the Company, the Executive shall report exclusively to the Board of Directors of the Company, and, following the Closing Date, the President of the Company shall report exclusively to the Executive. The Executive agrees to devote his undivided time and attention to the business of the Company. The Executive shall not, without the prior written consent of the Company's Board of Directors, be directly or indirectly engaged in any other trade, business or occupation for compensation requiring his personal services during the Employment Term. Nothing in this Agreement shall preclude the Executive from: (i) engaging in charitable and community activities or from managing his personal investments, or (ii) serving as a member of the board of directors of an unaffiliated company not in competition with the Company, subject however in each such case of board membership, to approval by the Company's Board of Directors (which approval shall not be unreasonably withheld).

         IV. CASH COMPENSATION: Executive shall be compensated for services rendered during the Employment Term as follows:


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         (a) BASE SALARY: The Executive shall be compensated at an annual base salary rate of no less than $486,720 for the period from the Effective Date to the Closing Date, and at an annual base salary rate of no less than $500,000 following the Closing Date. The Company's Board of Directors or the Compensation and Organization Committee of such Board (the "Compensation Committee") shall review and may, if appropriate, at its discretion, increase (but not decrease) this annual base salary effective the first day of any future new year during the Employment Term to reflect ordinary salary actions generally granted to other Company employees.

         (b) VARIABLE (BONUS) PAY: In addition to the Base Salary provided for in Section IV(a) above, the Executive will participate in the Company's Variable Compensation Plan (the "Bonus Plan"). The Bonus Plan provides that upon satisfaction of certain goals for the Company established by the Company's Board of Directors or the Compensation Committee, the Executive shall receive an annual incentive equal to 65% of the Executive's annual base salary earned for the relevant year.

         The Bonus Plan also provides that the Executive may earn up to 130% of the Executive's annual base salary in effect at the time the goals are established if the Company has outstanding results, again as determined by the Company's Board of Directors or the Compensation Committee. At the discretion of the Company's Board of Directors or the Compensation Committee, any annual incentive compensation in excess of 65% of the Executive's annual base salary may be paid to the Executive in fully vested non-qualified stock options, the terms of which would be specified in a Stock Option Agreement entered into pursuant to the Company's Employee Equity Participation Program. Actual awards would be determined by the Company's Board of Directors or the Compensation Committee after the end of the applicable performance year and would be granted to the Executive shortly thereafter. The annual incentive percentage targets may be increased, but not decreased, during the Employment Term.

         V. EQUITY /AWARDS: The Executive may be awarded, from time to time, additional compensation (such as stock options or restricted stock) pursuant to the Company's Employee Equity Participation Program or any additional or replacement incentive compensation or long-term compensation program established for the senior officers of the Company. Any awards under such programs, except as provided below, shall be at such levels or in such amounts as the Company's Board of Directors or the Compensation Committee deems, in its sole discretion, appropriate for the position occupied by Executive and his performance therein. The terms, conditions and rights with respect to any such grants will be subject to the actual provisions and conditions applicable to such plans. For 1999, the Executive acknowledges that he has been awarded 23,000 restricted shares and 52,600 options pursuant to the Company's Employee Equity Participation Program.

         VI. EMPLOYEE BENEFITS:


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         (a) GENERAL PROVISIONS: Except as expressly provided in this Agreement, the Executive shall be eligible to participate in all employee benefit plans offered by the Company (e.g. Life Insurance, Medical & Dental Insurance, Travel Accident Insurance, Short Term Disability Insurance, Long Term Disability Insurance, Flexible Spending Accounts, Regular and Supplemental Accidental Death and Disability Insurance, Optional/Supplemental Life Insurance, Stock Purchase Savings Plan (401(k)), Employee Stock Purchase Program, and other personal benefit plans of the Company) on a basis which is no less favorable to the Executive than the Company may make available to other senior officers of the Company; provided, however, that in all events the eligibility and other terms of any such plans shall govern the participation of the Executive therein.

         (b) SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN: The Executive will be eligible to participate in the Company's Supplemental Executive Retirement Plan ("SERP"). Under the terms of the SERP, the Executive will be entitled to receive a nonqualified retirement benefit in accordance with the terms and provisions thereof, as administered by the Company's Board of Directors or the Compensation Committee.

         (c) VACATION AND SICK LEAVE: The Executive shall be entitled to vacation and sick leave in accordance with the vacation and sick leave policies adopted by the Company from time to time, provided that the Executive shall be entitled to no less than five (5) weeks of vacation each calendar year. Any vacation shall be at such times and for such periods as shall be mutually agreed upon between the Executive and the Company. The Executive shall be entitled to all public holidays observed by the Company.

         VII. APPLICABLE TAXES: There shall be deducted from any compensation payments made under this Agreement any Federal, state and local taxes or other amounts required to be withheld by any entity having jurisdiction over the matter.

         VIII. MISCELLANEOUS:

         (a) BUSINESS TRAVEL AND EXPENSES: The Executive shall be reimbursed by the Company for reasonable travel and other business expenses, as approved by the Company, which are incurred and shall be accounted for in accordance with the Company's normal practices and procedures for reimbursement of expenses.

         (b) HOUSING LOAN: There will be no change in the terms of the Executive's outstanding housing loan arrangement with the Company.

         (c) AUTOMOBILE EXPENSES: The Company will provide the Executive with a gross automobile allowance of $1,070 per month (or other such monthly amount as is provided to other senior executives of the Company in accordance with the provisions of the Company's auto allowance program). Such amounts will be




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         disclosed for purposes of Securities and Exchange Commission filings as appropriate or required.

         (d) FINANCIAL COUNSELING AND LEGAL SERVICES: The Company will provide an annual allowance of $10,000 (grossed-up for tax purposes using an incremental income tax rate of 45%) for the Executive to use for financial counseling, tax preparation and legal services. Such amounts will be disclosed for purposes of Securities and Exchange Commission filings as appropriate or required.

         (e) ONGOING NON-EXCLUSIVITY: Nothing in this Agreement shall prevent the Executive from being entitled to receive any additional compensation or benefits as approved by the Company's Board of Directors or the Compensation Committee and which would amend or supplement the compensation or benefits specified in this Agreement.

         IX. TERMINATION OF EMPLOYMENT: Notwithstanding any other provision of this Agreement, the employment of the Executive pursuant to this Agreement may be terminated by the Company's Board of Directors as follows:

         (a) TERMINATION FOR CAUSE: The Executive's employment hereunder may be terminated at any time during the Employment Term for "Cause". As used herein, the term "Cause" shall mean (i) conviction of the Executive of a felony or conviction of a misdemeanor if such misdemeanor involves moral turpitude; (ii) the Executive's committing any act of gross negligence or intentional misconduct in the performance or non-performance of his duties as an employee of the Company, including any such actions which constitute sexual harassment under applicable laws, rules or regulations, which causes material financial or material reputational harm with respect to the Company; (iii) if the Executive is not disabled (as defined below), a failure or refusal to perform the duties and services specified herein for a period of not less than thirty (30) days; (iv) any material breach by the Executive of any material provision of this Agreement (other than for reasons related only to the business performance of the Company or business results achieved by the Executive); or (v) misappropriation of Company assets or personal dishonesty which causes material financial or reputational harm with respect to the Company. With respect to clauses (iii) and, solely to the extent a material breach is susceptible of cure, (iv) of the immediately preceding sentence, "Cause" shall not be deemed to exist unless and until (x) the Company shall have given the Executive written notice of such alleged basis for Cause under clause (iii) or
         (iv), as applicable, and (y) the Executive shall have failed to cure such alleged basis for Cause to the reasonable satisfaction of the Company's Board of Directors within 30 days following the effective date of such notice. For purposes of this section, no act or failure to act on the Executive's part shall be considered to be reason for termination for Cause if done, or omitted to be done, by the Executive in good faith and with the reasonable belief that the action or omission was in the best interests of the Company.





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         (b) TERMINATION FOR DISABILITY: At the sole discretion of the Company's
         Board of Directors, the Executive's employment hereunder may be terminated if the Executive is disabled (as defined below) and shall have been absent from his duties with the Company on a full-time basis for one hundred and twenty (120) consecutive days, and within thirty
         (30) days after written notice by the Company to do so, the Executive shall not have returned to the performance of his duties hereunder on a full-time basis. In the event of such termination, the Company shall make to the Executive the payments specified in Section IX(c). As used herein, the term "disabled" shall (i) mean that the Executive is unable, as a result of a medically determinable physical or mental impairment, to perform the duties and services of his position, or (ii) have the meaning specified in any disability insurance policy maintained by the Company, whichever is more favorable to the Executive.

         (c) TERMINATION WITHOUT CAUSE; SEVERANCE BENEFITS: The Company's Board of Directors may relieve the Executive of his duties, responsibilities, positions and capacities set forth in Sections I and III of this Agreement without Cause if the Company's Board of Directors, upon assessment of the general business performance of the Company and the specific performance of the Executive, determines that the business needs of the Company require relieving the Executive from such duties, responsibilities, positions and capacities, provided that in such event:

               (i) The Executive shall be entitled to receive three (3) years base salary (at the Executive's effective annual rate on the date of termination) which amount shall be paid in a lump-sum (net of appropriate withholdings) within sixty (60) days of the date of termination; and

               (ii) The Executive shall be entitled to receive an amount equal to the product of (A) three (3), (B) the Executive's annual base salary in effect at the time of termination, and (C) the higher of 65% and the then applicable annual incentive percentage specified in the Bonus Plan, which amount shall be paid in a lump-sum (net of appropriate withholdings) within sixty (60) days of the date of termination; and

               (iii) The Executive shall be entitled to continue participation in the Company's health and benefit plans (to the extent allowable in accordance with the administrative provisions of those plans and applicable federal and state law) for a period of up to three (3) years or until the Executive is covered by a successor employer's benefit plans, whichever is sooner.

         Notwithstanding the foregoing (including the payment of the amounts provided above), in the event that the Executive is relieved of his duties, responsibilities, positions and capacities without Cause prior to a Change-of-Control as described



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         in this Section IX(c), the Executive shall remain employed by the
         Company for the remainder of the Employment Term in such capacity, and on such terms (including compensation), as may be mutually agreed by the Executive and the Company; PROVIDED that if the Executive and the Company's Board of Directors (each of which shall act in good faith and use their respective best efforts to reach such a mutual agreement) do not reach such agreement within sixty (60) days of the date the Executive has been relieved, as described in this Section IX(c), of his duties, responsibilities, positions and capacities, the Executive's employment with the Company in any capacity shall terminate on such date without any further act or action by the Company or the Company's Board of Directors, except for the preparation of the release specified in Section XVII(i) of this Agreement. The preceding proviso shall not be interpreted or construed to limit Executive's right to receive the "Severance Benefits" described in this Section IX(c) provided that Executive has complied with his obligations in Section XVII(i) of this Agreement. In the event that, during any period of continued employment pursuant to this subparagraph, a Change-of-Control occurs, the Executive shall receive the additional amounts and benefits described in Section IX(e) of this Agreement as if the occurrence of such Change-of-Control were an Event of Termination.

         (d) CONSTRUCTIVE TERMINATION: In the event the Executive resigns from his duties, responsibilities, positions and capacities set forth in Sections I and III of this Agreement following a Constructive Termination (as defined in paragraph (e) below), the Executive will be entitled to the "Severance Benefits" described in Section IX(c) of this Agreement above, and shall continue to be employed by the Company in the manner and on the terms and conditions specified in the last subparagraph of Section IX(c) of this Agreement.



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         (e) CHANGE-OF-CONTROL: In the event of an Event of Termination (as defined below), the Executive will be entitled to receive all of the "Severance Benefits" described in paragraph (c) above, and, in addition:

               (i) All stock options, restricted stock, deferred compensation and similar benefits which have not become vested on the date of an Event of Termination shall become vested upon such Event.

               (ii) The Executive shall be entitled to receive any payments calculated pursuant to Section XVIII hereof.

               (iii) In the event the Executive is involved in any dispute about his rights or obligations under this Agreement arising on or after a Change-of-Control, the Company shall pay all legal costs and fees incurred by the Executive in connection with such dispute promptly upon receipt of any invoice relating thereto.

               (iv) The benefits set forth in Sections VIII(b) and VIII(c) hereof and medical, dental, disability and life insurance will be continued, to the extent they are not otherwise prohibited under the respective plans, until the Executive finds other employment but not longer than three years from the date of the Event of Termination.

         For the purposes of this Agreement, an Event of Termination is defined to be a termination of the Executive's employment by the Company (for reasons other than Cause) or the Executive's resignation following a Constructive Termination (as defined below) of the Executive's employment, in each case within 24 months following a Change-of-Control (as defined below), or the Executive's voluntary termination of his employment for any reason or no reason during the one-month period commencing twelve months following a Change-of-Control and ending thirteen months after such Change-of-Control (a "Voluntary Termination"); provided, however, a Voluntary Termination shall not be an Event of Termination if it arises from a Change-of-Control pursuant to subsection (iv) under the definition of Change-of-Control unless the tender offer or exchange offer is a tender or exchange offer for securities representing 20% or more of the combined voting power of Covance's then outstanding securities.

         For purposes of this Agreement, a Change-of-Control is defined to occur when:

               (i) any person (including as such term is used in Section 13(d) and 14(d)(2) of the Securities Exchange Act of 1934) becomes the beneficial owner, directly or indirectly, of Company securities representing 20% or more of the combined voting power of the Company's then outstanding securities; or

               (ii) as a result of a proxy contest or contests or other forms of contested shareholder votes (in each case either individually or in the




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               aggregate), a majority of the individuals elected to serve on the
               Company's Board of Directors are different than the individuals who served on the Company's Board of Directors at any time within the two years prior to such proxy contest or contests or other forms of contested shareholder votes; or

               (iii) the Company's shareholders approve a merger or consolidation (where in each case the Company is not the survivor thereof), or a sale or disposition of all or substantially all of the Company's assets or a plan of partial or complete liquidation; or

               (iv) an offeror (other than the Company) purchases shares of the Company's common stock pursuant to a tender or exchange offer for such shares.

         For purposes of this Agreement, a Constructive Termination is defined to be:

               (i) a material breach by the Company of this Agreement, including, without limitation, a reduction in the Executive's then current salary or the percentage of base salary eligible for incentive compensation;

               (ii) a diminution of the Executive's responsibilities, status, title or duties under this Agreement (including any amendment to the Restated By-Laws that results in a material and adverse change to the responsibilities, status or duties of the Co-Chairman of the Company), or a removal of the Executive as Co-Chairman (other than for Cause);

               (iii) a relocation of the Executive's work place which increases the distance between the Executive's principal residence and the Executive's work place by more than 25 miles;

               (iv) a failure by the Company to provide the Executive with benefits (A) required hereunder or (B) on or following a Change-of-Control, which are as favorable to the Executive in all material respects as those provided immediately prior to the Change-of-Control; or

               (v) the failure of any acquirer or successor in interest to the business of the Company to agree in writing to be bound by the terms of this Agreement within four months of any Change-of-Control.

         (f) Except as may be otherwise provided herein or in applicable Company compensation and benefit plans, the Company shall not be liable for any salary or benefit payments to the Executive beyond the date of the Executive's voluntary termination of employment with the Company. In the event of a termination of employment under Section IX(a) above, the Executive shall not be entitled to any



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         compensation or other benefits not already earned and owing to the
         Executive on account of his services on the date of such termination of employment.

         (g) If there has been an Event of Termination or if there has been no Change-of-Control but the Executive has been terminated without Cause or has resigned following a Constructive Termination, the Company shall provide for the Executive, at the Company's cost, executive outplacement support for one year following such termination.

         X. ARBITRATION: In the event of any difference of opinion or dispute between the Executive and the Company with respect to the construction or interpretation of this Agreement or the alleged breach thereof, which cannot be settled amicably by agreement of the parties, then such dispute shall be submitted to and determined by arbitration by a single arbiter in the city of Trenton, New Jersey in accordance with the rules then in effect, of the AMERICAN ARBITRATION ASSOCIATION, and judgment upon the award rendered shall be final, binding and conclusive upon the parties and may be entered in the highest court, state or federal, having jurisdiction.

         The Company shall reimburse the Executive for all expenses incurred by the Executive in connection with any arbitration, including the reasonable costs and expenses of legal counsel, to the extent the arbitration is concluded in the Executive's favor.

         XI. CONFIDENTIALITY: The Company possesses and will continue to possess trade secrets or other information which has been crafted, discovered, developed by or otherwise become known to the Company, or in which property rights have been assigned or otherwise conveyed to the Company, which information has commercial value with respect to the business and operations of the Company or the business and operations of its subsidiaries or its affiliates, including, but not limited to, information regarding sales, costs, customers, employees, products, services, apparatus, equipment, processes, formulae, marketing, or the organization, business or finances of the Company or its subsidiaries or its affiliates, or any information the Executive has reason to know the Company would like to treat as confidential for any purpose, such as maintaining a competitive advantage or avoiding undesirable publicity, whether or not developed by the Executive ("Confidential Information"). Unless previously authorized in writing or instructed in writing by the Company, the Executive will not, from and after the date of employment with the Company, directly or indirectly, use for his own benefit or purposes, or disclose to, or use for the benefit or purposes of, anyone other than the Company or its subsidiaries or affiliates, any Confidential Information, unless and until, and then only to the extent that, such Confidential Information has (a) been or becomes published, or is or becomes generally known in the trade through no fault of the Executive, or
(b) such information is made known and available to the Executive by a third party, who, by such disclosure to the Executive does not breach any duty or obligation to the Company or its subsidiaries or affiliates.

         In the event the Executive become legally compelled to disclose any of the Confidential Information, the Executive will provide the Company with prompt notice so that the Company may seek a protective order or other appropriate remedy and/or waive compliance with




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the provisions of this Agreement. If, in the absence of a protective order or the receipt of a waiver hereunder, the Executive is nonetheless legally required to disclose Confidential Information to any tribunal or else stand liable for contempt or suffer other censure or penalty, the Executive may disclose such Confidential Information to such tribunal without liability hereunder.

         Upon termination of the Executive's employment with the Company, he will deliver to the Company all written embodiments of the Confidential Information, including all notes, drawings, records, and reports pertaining to work done by the Executive during the Employment Term and all other matters of secret or confidential nature relating to the Company's business.

         XII. NON-COMPETITION. The Executive acknowledges that the services to be rendered by the Executive to the Company are of a special and unusual character, with a unique value to the Company, the loss of which cannot adequately be compensated by damages or an action at law. In view of the unique value to the Company of such services for which the Executive is employed at the Company, because of the Confidential Information obtained by, or disclosed to the Executive, and as a material inducement to the Company to compensate the Executive as well as provide him with additional benefits and other good and valuable consideration, the Executive covenants and agrees that:

               (a) Unless authorized by the Company's Board of Directors in writing, the Executive shall not, during the Employment Term and for one year after the expiration of the Employment Term (the "Post Employment Term", the Employment Term and the Post Employment Term, being collectively, the "Period"), become employed by, become a director, officer, shareholder or partner of, or to otherwise enter into, conduct, or advise any business, whether directly or indirectly, which offers services or products in the United States and any other geographical regions where the Company, or its subsidiaries or its affiliates, is then offering its services or products in competition with services or products sold by the Company, or its subsidiaries or its affiliates at any time during the Period in the United States or such region, including, without limitation, the conduct of contract pre-clinical toxicology laboratory services, contract biopharmaceutical clinical laboratory services, contract bioprocessing or manufacturing services, contract drug packaging services, Phase I, II, III or IV clinical studies or outcomes or disease management studies or medical marketing or regulatory consulting services (collectively, the "Company Services"); provided that the Executive shall not be bound by the restrictions contained in this Section XII(a) unless the Company has made all payments to the Executive which are due and owing to the Executive under this Agreement or any plan of the Company, including any equity incentive plan or bonus incentive plan of the Company, or otherwise; provided, further, that if the Executive has been dismissed by the Company for Cause, or the Executive has voluntarily terminated his employment with the Company for any reason or no reason, the Executive shall not be bound by the provisions of this Section XII(a) during the Post Employment Term unless the Company has made to the Executive the payments specified in Section IX(c) of this Agreement. Nothing




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               herein shall restrict the Executive in his employment in any capacity by a corporation or entity engaged substantially in the manufacture or sale of pharmaceuticals, or any other business which does not offer the Company Services. Ownership of not more than 1% of the issued and outstanding shares of any class of securities of a corporation, the securities of which are traded on a national securities exchange or in the over-the-counter market, shall not cause the Executive to be deemed a shareholder under this provision. Notwithstanding anything therein to contrary, the non-competition covenant of this Section XII(a) shall not apply following an Event of Termination, as defined in
               Section IX(e)

               (b) During the Period, the Executive shall not, directly or indirectly, solicit, divert or accept any business from any customer of the Company, its subsidiaries or affiliates to the detriment of any of the foregoing or seek to cause any such customers to refrain from doing business with or patronizing the Company, its subsidiaries or its affiliates.

               (c) During the Period, the Executive shall not, directly or indirectly, solicit or induce for employment any employee of the Company, its subsidiaries or affiliates or otherwise encourage any employee of the Company, its subsidiaries or affiliates to leave the Company, or any of its subsidiaries or affiliates. For purposes of this Agreement, advertisements in trade magazines, use of executive search firms and other conventional means of obtaining employees shall not be construed as solicitation, inducements or encouragement unless the party utilizing such conventional means specifically directs the efforts at employee(s) with whom the party may not have contact pursuant to the terms of this Agreement.

               (d) For purposes of this Agreement, the term "directly or indirectly" shall be construed in its broadest sense and shall include the activities of the members of the Executive's immediate family or any partnership, or as otherwise specified above, and the term "customer" shall mean any person or entity to which the Company has sold services during the one-year period prior to the date the Executive ceased employment with the Company or any persons or entities targeted by the Company or contacted for the purpose of selling such services during such one-year period which the Executive knew about or reasonably should have known about.

         XIII. OWNERSHIP OF KNOW-HOW, INVENTIONS AND OTHER INTELLECTUAL
PROPERTY: All the know-how, innovations, inventions, discoveries, improvements, procedures, programs, formulae and specifications which have been or may be either, directly or indirectly, developed, conceived or made by the Executive in connection with the Executive's employment with the Company, whether or not in concert with other employees or shown or delivered to the Company, or any of its subsidiaries or its affiliates, and whether or not they are eligible for patent, copyright, trademark, trade secret or other legal protection, shall be the exclusive property of the Company and the Executive shall, at the Company's request and expense, promptly execute any and all documents or instruments which may be necessary to evidence such ownership.

         Obligations of this Agreement cover any and all inventions, discoveries or improvements, directly or indirectly, conceived or made by the Executive in connection with the Executive's employment with the Company prior to the date of this Agreement.

         The Executive will communicate to the Company promptly and fully all improvements and inventions he makes or conceives (either solely or jointly with others) during the period of the Executive's employment with the Company and conceived by the Executive, during the Post Employment Term if based on or related to his employment at the Company.

         XIV. PATENTS: The Executive will, during and after the Period at the Company's request and expense but without additional compensation, assist the Company and its nominees in every proper way to obtain and to vest in the Company or its nominees, title to patents on such improvements and inventions in all countries, by executing all necessary or desirable documents, including applications for patents and assignments thereof.

         XV. RECORDS AND DOCUMENTS: Except in the performance of his duties as an Executive of the Company, the Executive will not at any time or in any manner make or cause to be made any copies, pictures, duplicates, facsimiles, or other reproductions, recordings, abstracts, or summaries of any reports, studies, memoranda, correspondence, manuals, customer lists, software, records, formulae, plans or other written, printed, or otherwise recorded material of any kind whatever belonging to or in the possession of the Company or its subsidiaries or affiliates, which may be produced or created by the Executive or others or which may come into the Executive's possession in the course of his employment, or which relate in any manner to the then current or prospective business of the Company, its subsidiaries or its affiliates. The Executive shall have no right, title or interest in any such materials, and the Executive agrees that he has not removed and will not remove such materials without the prior written consent of the Company or its subsidiaries or affiliates, and that he will surrender all such material to the Company immediately upon expiration of the Employment Term, or at any time prior thereto upon the request of the Company.

         XVI. RENEWAL: At the expiration of the initial term or any subsequent term, the term of the Agreement may be extended for a period as determined by the mutual agreement of the Executive and the Company's Board of Directors or the Compensation Committee. Notice of any such extension shall be provided to the other party not earlier than six months and not later than three months prior to the expiration of the existing term. The Company shall be under no obligation to extend the term of this Agreement if the Executive has engaged in actions or inactions which would constitute reasons to dismiss the Executive for Cause. If the Company decides not to renew the term of this Agreement (including any renewal after initial the term and any subsequent or successor term or terms) for any reason other than Cause, the Company shall make to the Executive all of the payments specified in Section IX(c) and on the terms of such Section.

         XVII. OTHER MATTERS:

         (a) ENTIRE AGREEMENT: This Agreement constitutes the entire agreement between the Company and the Executive relating to the subject matter hereof, and supersedes any previous agreements (including the Old Agreement), commitments and understandings, written or oral, with respect to the matters provided herein, except as expressly provided in
         Section XI hereof. As used in this Agreement, terms such as "herein", "hereof", "hereto" and similar language shall be construed to refer to this entire instrument and not merely the paragraph or sentence in which they appear, unless so limited by express language.

         (b) ASSIGNMENT: Except as set forth below, this Agreement and the rights and obligations contained herein shall not be assignable or otherwise transferable by either party to this Agreement without the prior written consent of the other party to this Agreement. Notwithstanding the foregoing, any amounts owing to the Executive upon his death with respect to a portion of the Employment Term prior to the executive's death shall inure to the benefit of his heirs, legatees, personal representatives, executor or administrator.

         (c) NOTICES: Any and all notices provided for under this Agreement shall be in writing and hand delivered or sent by first class registered or certified mail, postage prepaid, return receipt requested, or by reputable overnight courier, or by telecopier (with return telecopy), addressed to the Executive at his residence or to the Company at its usual place of business or at any other address specified in writing and provided to the other party hereto, and all such notices shall be deemed effective at the time of delivery or at the time delivery is refused by the addressee upon presentation.

         (d) AMENDMENTS/WAIVER: No provision of this Agreement may be amended, waived, modified, extended or discharged unless such amendment, waiver, extension or discharge is agreed to in writing signed by both the Company and the Executive.

         (e) APPLICABLE LAW: This Agreement and the rights and obligations of the parties hereunder shall be construed, interpreted, and enforced in accordance with the laws of the State of New Jersey.

         (f) SEVERABILITY: The Executive hereby expressly agrees that all of the covenants in this Agreement are reasonable and necessary in order to protect the Company and its business. If any provision or any part of any provision of this Agreement shall be invalid or unenforceable under applicable law, such part shall be ineffective only to the extent of such invalidity or unenforceability and shall not affect in any way the validity or enforceability of the remaining provisions of this Agreement, or the remaining parts of such provision.

         (g) SUCCESSOR OF INTERESTS: In the event the Company merges or consolidates with or into any other corporation or corporations where the Company is not the survivor thereof, or sells or otherwise transfers substantially all its assets to another corporation, the provisions of this Agreement shall be binding upon and inure to the benefit of the corporation surviving or resulting from the merger or consolidation or to which the assets are sold or transferred and, upon any such event, the Company shall obtain the assumption of this Agreement by the other corporation. All references herein to the Company refer with equal force and effect to any corporate or other successor of the corporation that acquires directly or indirectly by merger, consolidation, purchase or otherwise, all or substantially all of the assets of the Company.

         (h) INJUNCTIVE RELIEF: The Executive agrees that the remedies available to the Company at law for any breach of any of these obligations hereunder may be inadequate, and the Executive accordingly agrees and consents that temporary or permanent injunctive relief, and/or an order of specific performance, may be granted in any proceeding which may be brought to enforce any provision hereof, without the necessity of proof of actual damage, in addition to any other remedies available to the Company at law.

         (i) RELEASE. Notwithstanding anything in this Agreement to the contrary, if there has been an Event of Termination or if there has been no Change-of-Control but the Executive has been terminated or relieved of his duties, responsibilities, positions and capacities set forth in Sections I and III of this Agreement, in each case without Cause, or has resigned from his employment or resigned from or relieved himself of his duties, responsibilities, positions, and capacities set forth in Sections I and III hereof, in each case following a Constructive Termination, the obligation of the Company to make to the Executive any or all of the payments specified under this Agreement (including, without limitation, the payments specified in Section IX) shall be subject to (A) the Executive's execution and delivery to the Company of a release in substantially the form attached as Exhibit A hereto of all claims, demands, suits, or actions, whether in law or at equity, the Executive has or may have relating to or giving rise from such Event of Termination or such non-Cause termination or relief or resignation or relief following Constructive Termination and (B) the expiration of any applicable revocation period set forth in such release without the Executive having revoked such release..

         XVIII. CERTAIN ADDITIONAL PAYMENTS BY THE COMPANY:

         (a) Anything in this Agreement to the contrary notwithstanding, in the event it shall be determined that any payment or distribution by, to or for the benefit of the Executive, whether made under this Agreement or otherwise (a "Payment"), would be subject to the excise tax imposed by
         Section 4999 of the Internal Revenue Code of 1986, as amended (the "Excise Tax"), then the Executive shall be entitled to receive an additional payment (a "Gross-Up Payment") in an amount such that after payment by the Executive of all taxes (including any Excise Tax) imposed upon the Gross-Up Payment, the Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments.

         (b) All determinations required to be made under this Section XVIII, including whether a Gross-Up Payment is required and the amount of such Gross-Up Payment, shall be made by the accounting firm utilized by the Company for the preparation of its annual external financial statements (the "Accounting Firm") which shall provide detailed supporting calculations both to the Company and the Executive within 30 days of the Event of Termination, if applicable, or such earlier time as is requested by the Company. The Gross-Up Payment, if any, as determined pursuant to this Section XVIII(b), shall be paid to the Executive within 10 days of the receipt of the Accounting Firm's determination. Any determination by the Accounting Firm shall be binding upon the Company and the Executive. If subsequent final determinations of the Excise Tax made by the Internal Revenue Service give rise to additional Excise Tax, then additional Gross-Up Payments shall be made by the Company to the Executive within 10 days after notice is received by the Company of such final determination.

         (c) The Executive shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of a Gross-Up Payment. Such notification shall be given as soon as practicable but no later than 10 business days after the Executive knows of such claim. The Executive shall not pay such claim prior to the expiration of the thirty-day period following the date on which he gives such notice to the

         Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Company notifies the Executive in writing prior to the expiration of such period that it desires to contest such claim, the Executive shall:

               (i) give the Company any information reasonably requested by the Company relating to such claim,

               (ii) take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney selected by the Company,

               (iii) cooperate with the Company in good faith in order effectively to contest such claim, and

               (iv) permit the Company to participate in any proceedings relating to such claim;

         provided, however, that the Company shall bear all costs and expenses incurred in connection with such contest and shall indemnify and hold the Executive harmless, on an after-tax basis, for any Excise Tax or income tax imposed as a result of such contest or representation and payment of costs and expenses. The Company shall control all proceedings taken in connection with such contest. The Company may, at its sole option, either direct the Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and the Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided, however, that if the Company directs the Executive to pay such claim and sue for a refund, the Company shall advance the amount of such payment to the Executive on an interest-free basis and shall indemnify and hold the Executive harmless, on an after-tax basis, from any Excise Tax or income tax imposed with respect to such advance.

         54(d) If, after the receipt by the Executive of an amount advanced by the Company pursuant to subsection (c), the Executive becomes entitled to receive any refund with respect to such claim, the Executive shall promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after the receipt by the Executive of an amount advanced by the Company pursuant to subsection (c), a final determination is made that the Executive shall not be entitled to any refund with respect to such claim, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall offset the amount of Gross-Up Payment required to be paid.

         IN WITNESS WHEREOF, the Company has caused this Agreement to be executed on its own behalf and has caused its corporate seal to be affixed, and the Executive has executed this Agreement on his own behalf intending to be legally bound, as of the date first written above.

                                       COVANCE INC.

                                       By:

                                       /s/ CHARLES C. HARWOOD, JR
                                       --------------------------
                                       Charles C. Harwood, Jr.
                                       Chief Financial Officer

ATTEST:

/s/ JEFFREY S. HURWITZ
-------------------------
Jeffrey S. Hurwitz
Secretary

                                       EXECUTIVE:

                                       /s/ CHRISTOPHER A. KUEBLER
                                       ---------------------------
                                       Christopher A. Kuebler

                                    EXHIBIT A


         RELEASE. The Executive, on behalf of himself, his heirs, executors, administrators, successors and assigns, hereby releases and forever discharges the Company and each and every subsidiary and affiliate of the Company, and all of their successors and assigns, together with the officers, directors and employees of the foregoing, from any and all actions, causes of action, suits, damages, judgments, executions, claims and demands of any kind whatsoever relating to the Executive's employment with the Company and its affiliates and predecessors and the termination of such employment relationship (collectively, hereinafter referred to as "Employee Claims"), in law or in equity, which the Executive or his heirs, executors, administrators, successors and assigns had, now have or hereafter may have against them or any of them the basis of which arose on or prior to the date of the execution of this Release for any reason, including by reason of his employment with the Company and the termination of the employment relationship, including, without limiting the generality of the foregoing, any Employee Claims arising out of, or in connection with any New Jersey civil rights law, Title VII of the Civil Rights Act of 1964, as amended, the Equal Employment Opportunity Act of 1972, as amended, the Rehabilitation Act, as amended, the Equal Pay Act, as amended, the Age Discrimination and Employment Act, as amended, any other federal, state or local law, rule, regulation or ordinance, any common law Employee Claims under tort, contract or any other theory now or hereafter recognized and any oral or written agreement, including, without limitation, that certain Employment Agreement dated May 13, 1999 between the Company and the Executive (the "Agreement"). Notwithstanding any breach of this Release by the Executive, this Release shall be binding upon the Executive, his heirs, successors and assigns. In the event of a claim by the Company or its affiliates asserted against the Executive following the date hereof, this Release shall not operate as a waiver of any defenses that may be raised by the Executive.

         The Executive acknowledges that he makes this Release voluntarily and with full understanding of its terms and conditions. The Executive has the right to consult with an attorney of his own choice concerning this Release and hereby acknowledges that he has been given 21 days from the date of receipt hereof in which to execute this Release.

         The Executive understands that he may revoke this Release, in writing, within 7 days from the date of execution hereof. If revoked, the Executive agrees to return to the Company any payments made to him under the Agreement as a result of the termination of his employment with the Company prior to the date of revocation, and understands that all future payments and benefits thereunder will be canceled.